EXHIBIT 10.2

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT is made as of November /4.2007, by and between the MILLENNIUM GROUP WORLDWIDE. INC, a Florida corporation located at 2825 North 10th Street, St. Augustine, Florida 32084 (the “MGW”), and FRANKLIN AUTO MALL, INC. d/b/a Champion Chevrolet, Buick, Potomac, GMC. located at 1201 Armory Drive, Franklin, Virginia 23851 (“Franklin Auto”), (individually or collectively referred to hereinafter as “Partner” or “Partners” respectively).

RECITALS:

WHEREAS, MGW is in the business of business development, real estate development and finance and Franklin Auto has substantial business experience in development and management of automotive dealerships,

WHEREAS, MGW and Franklin Auto hereby agree to form a joint venture with respect to the acquisition, ownership and development of automotive dealerships throughout the United States and internationally in accordance with the conditions and terms stated below,

WHEREAS, the Partners hereby agree that the first automotive dealership to be acquired by the joint venture will be Champion Chevrolet, Buick, Pontiac, and GMC Truck (“First Dealership”);

WHEREAS, the Partners have agreed that their respective performances required under this Agreement, a majority of the funding required to fund the joint venture and the acquisition of the First Dealership shall be contingent on the completion of an Initial Public Offering (“IPO”) placed by MOW (Form S-1, filed August 18, 2007 for $75,000,000.00); and

WHEREAS, with respect to the above stated funding for the acquisition of the First Dealership and the IPO funding contingency, the Partners further agree to the following:

          a. That all times during the IPO approval process and funding the terms of this Agreement shall remain enforceable between the Partners; and

          b. The Partners shall not be obligated to perform any of their respective duties and responsibilities required under the terms of this Agreement unless a minimum of $10,000,000.00 is raised in the IPO.

c.

In the event that the funding requirements of the IPO are not achieved within 120 days from the IPO filing date, this Agreement shall automatically terminate and the Partners shall be released of all obligations.

NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

I. PURPOSE: the MOW and Franklin Auto hereby enter into a joint venture (the “Venture”) for the purpose of acquiring, developing and operating the First Dealership, together with all rights therein and thereto.

2. TERM: The term of the Venture shall commence as of the effective date of this Agreement and, unless sooner terminated in accordance with the provisions of Clause 14 below, shall continue for the aggregate term of any and all agreements relating to the First Dealership (the “Term”).

2. FORMATION AND NAME OF CORPORATION: Prior to or upon execution of this Agreement, the Partners shall form a C-Corporation, incorporated in the State of Virginia (“Corporation”). This Corporation will be the legal corporate entity that will own, control, operate and manage all rights in the First Dealership and conduct the business of the Venture. The name of the Corporation shall be the “Millennium Auto Group, Inc”. The Partners agree that James .1. Hayden, Jr. will be designated as CEO of the Corporation. The Partners shall also enter into a shareholders agreement pursuant to which they would be granted certain rights as described herein and will work together to develop, operate and finance the First Dealership.

2. TITLE: Any and all property and assets of the Venture as well as all rights, including without limitation, all copyrights, trade names and trademarks, in and to the First Dealership and all other business related to the First Dealership, and all ancillary rights, shall be owned by and title held in the name of the Venture. Each Partner agrees to execute any assignment of rights that is required to implement this provision.

2. PRINCIPAL ONCE: The location of the principal office of the Venture shall be at 1201 Armory Drive, Franklin, Virginia 23851, or at such other place or places as the Partners shall from time to time determine.

6. NAME AND ADDRESS OF EACH PARTNER:

a. Millennium Group Worldwide, Inc. Julius Jackson, Chairman

2825 North 10[1]’ Street,

St. Augustine, Florida 32084

b. Franklin Auto Mall. Inc. James J. Hayden, Jr., President 1201 Armory Drive

Franklin, Virginia 23851

7. CONTRACTS AND AGREEMENTS: All contracts or agreements to be entered into by. on behalf of, or for the benefit of the Venture must be signed by the Partners hereto, it being understood that no Partner shall have the right to bind the Venture with respect to the First Dealership without the express written consent of the other Partner, It is understood that if any contract or agreement is entered into by a Partner without the express written consent of the other Partner, the Partner purporting to enter into such unauthorized contract or agreement on behalf of the Venture will indemnify and hold harmless the non-contracting Partner from all claims, liabilities, damages and costs (including attorneys’ fees and court costs) arising out of or pertaining to Such unauthorized contract or agreement.

R. CAPITAL CONTRIBITTIONS, SERVICES PROVIDED AND ADDITIONAL CONTRIBUTIONS: (Subject to the WO funding contingency stated above) The Partners agree to collectively, use best efforts, to secure financing for the development and operations of the First Dealership and to provide the following specific services to the Venture:

a. It is understood that MOW will be required to make an initial capital contribution in the amount of $4,000,000.00 to the Venture and for its capital contribution MGW shall own Eighty point One Percent (80.1%) of the Venture.

b. It is understood that the Franklin Auto will be required to make a cash contribution of $1,800,000.00 to the Venture. It is further understood that Franklin Auto’s contribution shall also consist of providing professional services and experience as an automotive dealership company to the Venture. Franklin Auto shall (I) develop the overall concept and activities involved in the First Dealership. (2) provide administrative services in the management and operations of the First Dealership and (3) secure the services of other professionals and solicit individuals who will participate in the First Dealership. For its contributions to the Venture, Franklin Auto shall own Nineteen point Nine Percent (19.9%) of the Venture. Franklin Auto shall also assign and transfer to the Venture of all its right, title and interest in the First Dealership.

c. The Partners shall not be obligated to make any additional contributions to the capital of the Venture. If a need for additional capital arises, each Partner may contribute whatever portion of the total sum required that each elects to contribute, in its sole discretion or at such times and in such amounts as they mutually agree.

9. ALLOCATION OF PROFITS AND LOSSES:. TAX CREDITS AND DEDUCT:DNS:

a. The Partners agree that for the Term of this Agreement, the net profits or net losses of the Venture shall be allocated, credited or charged as the case may be, to the Partners in the following shares:

(1) Eighty point one percent (80.1%) to MGW.

(2) Nineteen point one percent (19.1%) to the Franklin Auto.

The Partners further agree that the above stated allocation of net profits or net losses may be re-allocated at any time during the Term of this Agreement by mutual consent of the Partners. The terms “net profits” and “net losses” as used herein shall be defined as gross receipts received by the Venture from any and all sources in connection with the First Dealership and all uses thereof and ancillary rights thereto, less the aggregate of all costs, charges, fees and expenses of the Venture including, without limitation, third party gross or net profit participations. For purposes of computing net profits and net losses only the costs and expenses approved by both Partners and incurred by either Partner directly on behalf of the First Dealership or the Venture shall be a charge against and shall reduce the gross receipts of the Venture in calculating net profits or net losses of the Venture.

b. Any and all tax credits and/or deductions to which the Venture shall be entitled shall be allocated equally between the Partners in their respective shares as stated above.

10. BOOKS, RECORDS AND RANK ACCOUNTS:

(a) At all times during the term hereof, the Venture shall keep or cause to be kept, at the principal place of business of the Venture or at such other place as the Venture may determine, books and accounting records for the business and operations of the Venture. Such books shall be open to inspection by the Partners, or their authorized representatives, during reasonable working hours upon Fifteen (15) days advance written notice. The accounting for Venture purposes, including the determination of “net profits” and “net losses” shall be in accordance with generally accepted accounting principles consistently applied. The venture shall engage the services of an accountant who shall be selected with the mutual approval of both patties.

(a)There shall be maintained for each Partner a capital account and an income account. Each Partner’s distributive share of profits and losses, and monthly and end-of –the-year withdrawals not previously posted shall be credited or debited to the respective Partner’s income account as of the close of the calendar year. Thereafter, any debit or credit balance remaining in the income account of a Partner shall be debited, or credited, as the case may be, to their respective capital account.

(c) The Venture shall be on a calendar year basis for accounting purposes (the “tax year”). As soon after the close of each tax year as is reasonably practical, a full and accurate accounting shall be made of the affairs of the Venture as of the close of each tax year. On such accounting being made, the net profit or net loss sustained by the Venture during such tax year shall be ascertained and credited or charged, as the case may be, in the books of account of the Venture in the proportions hereinabove specified.

(d) From time to time, but no less than annually, the Venture shall make distributions from the capital of the Venture which shall be in excess of the reasonable needs of the Venture for working capital and reserves as mutually determined by the Partners in accordance with Clause 15(a), provided, however, that so long as any Partner has any indebtedness or other outstanding obligations to the Venture, any distribution that would be otherwise be made shall first be applied toward any such indebtedness or other obligation.

(e) All funds of the Venture shall be deposited in an account or accounts in the name of the Venture at such bank or banks as may from time to time be selected by the Venture. All withdrawals from any such account or accounts shall be made by check or other written instrument and shall require the signature of a representative of the MOW and the signature of a representative of Franklin Auto.

11. MANAGEMENT AND RESPONSIBILITIES OF TELE PARTIES: The Partners shall have equal power, authority and control over all business, financial and legal matters in connection with the Venture and the development, management, and exploitation of the First Dealership, and all subsidiary and ancillary rights thereto and all exploitation thereof including. without limitation, decisions regarding the management, budget, location of the Venture and the consideration for any rights granted or services rendered hereunder by Partners and others, and all decisions regarding the foregoing shall be made only by unanimous agreement of the Partners.

12. WARRANTIES ANDINDEMIFICATIONS:

a. Each Partner hereby warrants and represents to the other that he or it:

1.	Has the right and capacity to enter into this Agreement;

2.	Shall not encumber or sell any property, assets or intangible rights of the Venture without the written consent of the other Partner;

3.	Shall not assign, mortgage, hypothecate or encumber his or its interest in the Venture without the written consent of the other Partner:

4.	Shall not loan any funds or extend the credit of the Venture to any person or entity without the written consent of the other Partner;

5.	Shall not incur any cost, expense, liability or obligation in the name or on the credit of the Venture without the written consent of the other Partner;

6.	Shall not draw any checks on the Venture without the signature of both Partners hereon.

b. Each Partner hereby indemnifies and holds harmless the other Partner from and against any and all claims, liabilities, damages and costs (including but not limited to reasonable attorneys’ fees and court costs) arising from any breach by such Partner of any representation, warranty, or agreement made by such Partner hereunder.

13. EXCLUSIVITY: None of the Partners shall be exclusive to the Venture and each Partner may develop other businesses and engage in other activities that are separate and apart from the Venture and the other Partner. However, it is agreed by the Partners that each Partner shall devote as much time as shall be reasonably necessary to fulfill his or its duties and obligations in connection with the Venture and the First Dealership.

14. DISSOLUTION AND TERMINATION OF THE VENTURE:

a. The Venture shall be dissolved and terminated and its business wound up upon the first to occur of the following:

1. The expiration of the term referred to in Clause 2, above;

2. Mutual agreement of the Partners at any time during the Term of this Agreement;

3. Operation of law;

4. Material breach of this Agreement by any Partner, which breach is not cured within fifteen (15) days after written notice thereof from the non-defaulting Partner; provided, however, it is understood that only the non-defaulting Partner shall have the right to terminate the Venture pursuant to this Clause 14(a) (4). Such termination shall not release the defaulting Partner from any obligations or liabilities to the other Partner, whether pursuant to the provisions of this Agreement or at law or in equity.

h. Upon termination of the Venture, the business of the Venture shall he wound up and assets and properties of the Venture shall be liquidated. Upon the happening of any one of the events mentioned in Clause 14(a) hereof, the Venture shall engage in no further business, other than that necessary to protect the assets of the Venture, wind-up its business and distribute its assets as provided herein.

c. In the event of a dissolution or termination of the Venture, the Partners hereby agree that all contracts, trademarks and any underlying property rights in the First Dealership, shall be equally owned fifty percent (50%) by each Partner.

15. DISTRUIVITIONS:

d. Distributions Other than Upon Liquidation. Distributions of available cash shall be made at such time and in such amounts as in the discretion of the Partners, the business, the affairs and the financial circumstances of the Venture permit.

e. Distributions of Assets on Dissolution and Liquidation. Upon any dissolution and liquidation of the Venture, the assets of the Venture shall be liquidated in an orderly manner, with a view toward maximizing the proceeds from such liquidation, and the proceeds thereof shall be distributed in the following order of priority:

1. The expenses of liquidation and the debts of the Venture, other than debts owing to the Partners, shall be paid;

2. Debts owing to Partners, if any, shall be paid;

3. Distribution shall be made to Partners of amounts equal to their respective capital account balances, if any, which shall be made in the ratio of their respective account balances;

4. Any funds remaining after the amounts described in the foregoing Sub-clauses (1), (2) and (3) have been paid shall be distributed to the Partners in the proportion in which the Partners share the net profits of the Venture at the time of such distribution.

5. If the Partners have not sold the assets of the Venture (i.e. non-monetary assets other than rights in the Property) within one (1) year following dissolution, then there shall be distributed to the Partners as tenants in common, subject to the foregoing Sub-clauses (1), (2), (3) and (4) of this Clause 15(b), undivided interests in the assets of the Venture, as valued and constituted on the date.

15. GAIN OR LOSS DURING DISSOLU’T’ION: Any gain or loss arising out of the disposition of the assets of the Venture during the course of dissolution shall be borne by the Partners in the same proportions as such gain or lass was shared by the Partners hereunder immediately prior to dissolution.

16. OPPORTUNITIES AND CONFLICTS OF INTEREST: Any Partners may engage or possess an interest in any other business Venture of every kind, nature and description, including ventures or enterprises which may be competitive in nature with the Venture, and neither the Venture nor any of the Partners shall have any rights in and to said business ventures, or to the income or profits derived there from.

17. DEATH, INCAPACITY, DISABILITY OF A PARTNER:

a. Upon the death, legal incapacity or total disability of a Partner leaving the other Partner surviving, this joint venture shall not dissolve but shall continue as a limited partnership with the successor(s) in interest of such deceased, incapacitated or disabled Partner as a limited partner thereof, which limited partner shall not be entitled to vote on the partnership business except that such limited partner’s written approval and signature shall be required for any sale or other disposition of the Production.

b. If in the opinion of legal counsel for the deceased. incapacitated or disabled Partner cannot be converted to a limited partnership interest without adverse tax consequences, then upon the death, incapacity or disability of such Partner, this joint venture shall not dissolve but shall continue with the remaining Partner and the legal representative(s) or successor(s) in interest of such deceased, incapacitated or disabled Partner, shall thereafter be deemed a Class IA Partner in the Venture. Such Class B Partner shall be entitled to the same economic rights, preferences as to distribution, capital and profits interest in the Venture as was the deceased, incapacitated or disabled Partner, including the right to approve all withdrawals; provided, however that such Class B Partner(s) shall not be entitled to vote on Venture matters or to participate in the management of the venture business, except that such Class B Partner’s written approval shall be required for any sale or other disposition of the Production.

18. NOTICES: All such notices which any party is required or may desire to serve hereunder shall be in writing and shall be served by personal delivery to the other party or by prepaid registered or certified mail addressed to the parties at their respective addresses as set forth in Clause 6 hereof, or at such other address as the parties may from time to time designate in writing upon the books of the Venture. or by facsimile with written verification of receipt.

19. ARBITRATION: Any controversy or dispute arising out of or relating to the Venture or the breach or alleged breach of any provision of this Agreement shall be settled by arbitration at County, Florida, in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may he entered in any court having jurisdiction thereof. The prevailing party in any such arbitration shall be entitled to recover from the other party reasonable attorney fees and costs incurred in connection therewith. The determination of the arbitrator in such proceeding shall be final, binding and non-appealable. Nothing contained in this clause shall preclude any party from seeking and obtaining any injunctive or other provisional remedy available in a court of law.

18. GOVERNING LAW: This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Florida applicable to agreements executed and to be wholly performed within such state.

20. ILLEGALITY: Nothing contained in this Agreement shall be construed so as to require the commission of any act or the payment of any compensation that is contrary to law or to require the violation of any guild or union agreement applicable hereto that may, from time to time, be in effect and by its terms controlling of this Agreement. If there is any conflict between any provision of this Agreement and any applicable law and the latter shall prevail, then the provision or provisions of this Agreement affected shall he modified to the extent (but only to the extent) necessary to remove such conflict and permit such compliance with the law.

21. NO WAIVER: No waiver by any party hereof of any failure by any other party to keep or perform any covenant or condition hereof shall be deemed a waiver of any preceding or succeeding breach of the same or any other covenant or condition.

19. AMENDMENT: This Agreement may not be amended or changed except by a written instrument duly executed by each of the Partners.

24. ADDITIONAI, DOCUMENTS: Each Partner shall execute and deliver any and all additional papers, documents, and other instruments and shall do any and all further acts and things reasonably necessary in connection with the performance of his or its obligations hereunder to carry out the intent of the Venture.

24.    IKKITMENTATION: Any and all consents and agreements provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Venture.

26, ENTIRE AGREEMENT: This Agreement contains the sole and only agreement of the Partners relating to the Venture and correctly sets forth the rights, duties and obligations of each to the other as of its date. Any prior agreements. promises, amendments, negotiations or representations not expressly set forth in this Agreement are of no force and effect.

27. RESTRICTIONS: No Partner shall sell, assign, mortgage, hypothecate or encumber his interest, or portion thereof, in the Venture without the prior written consent of the other Partner.

IN WITNESS WHEREOF, this Agreement is executed as of the date and year first above written.

ATTEST:	MILLENNIUM GROUP WORLDWIDE, INC.

/s/ Julius Jackson

Julius Jackson, President

ATTEST:	FRANKLIN AUTO MALL INC.

/s/ James Hayden

James J. Hayden Jr., President